Exhibit (d)(20)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MML Equity Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and OppenheimerFunds, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of April 17, 2006 relating to the MML Equity Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	The Sub-Adviser is responsible for providing investment advice only with respect to a discrete portion of the Fund’s portfolio.

4.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		OPPENHEIMERFUNDS, INC.

By:	/s/ Eric Wietsma	By:	/s/ Christina Nasta
	Name: Eric Wietsma		Name: Christina Nasta
	Title: Corporate Vice President		Title: Vice President

Accepted and Agreed to by:

MML SERIES INVESTMENT FUND II on behalf of MML Equity Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer